Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2010 SECOND QUARTER RESULTS

San Diego, CA, August 19, 2010 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections, announced today its financial results for the three months ended June 30, 2010.

Revenues from federal research contracts for the three months ended June 30, 2010 increased to $2.1 million as compared to $1.2 million for the same period in 2009. For the six months ended June 30, 2010, total revenues were $3.6 million, as compared to $2.3 million for the same period in 2009. The increase in revenues during the three and six months ended June 30, 2010 was largely due to the award of the company’s second federal research contract, a $29.5 million, four and a half-year contract from the Defense Threat Reduction Agency (DTRA). Trius’ first federal contract was a $27.7 million, five-year contract from the National Institutes for Allergy and Infectious Disease (NIAID), part of the National Institutes of Health (NIH).

Total operating expenses for the three months ended June 30, 2010 were $4.5 million, as compared to $6.5 million for the same period in 2009. For the six months ended June 30, 2010, total operating expenses were $9.9 million, as compared to $14.2 million for the same period in 2009. The decrease in operating expenses during the three and six months ended June 30, 2010 was primarily the result of lower clinical trial expenses during the periods as the company finalized the Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA).

Trius ended the second quarter of 2010 with cash and cash equivalents totaling $10.4 million. On a pro forma basis, accounting for the net cash proceeds of its Initial Public Offering (IPO) which closed in August 2010 as of June 30, 2010, the company had cash and cash equivalents of $56.0 million. As of August 16, 2010, Trius had 23,554,766 shares outstanding.

“With the proceeds from our recent IPO and in accordance with the SPA recently granted to Trius by the FDA, Trius is poised to move torezolid phosphate into its first Phase 3 study for the treatment of acute bacterial skin and skin structure infections (ABSSSI),” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections. The company’s first product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone being developed for the treatment of serious gram-positive infections, including those caused by MRSA. In addition to the company’s torezolid phosphate clinical program, it is currently conducting two preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ planned activities under the Phase 3 clinical trial for the oral dosage form of torezolid phosphate. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; Trius’ use of the net proceeds from the IPO; the accuracy of the company’s estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121	Tel:858-452-0370
www.triusrx.com	Fax:858-677-9975

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Contract research and grants	$2,084	$1,203	$3,570	$2,288
Collaborations	—	6	—	6

Total revenues	2,084	1,209	3,570	2,294

Operating expenses:
Research and development	3,484	5,636	7,636	12,307
General and administrative	1,021	857	2,231	1,853

Total operating expenses	4,505	6,493	9,867	14,160

Loss from operations	(2,421)	(5,284)	(6,297)	(11,866)

Other income (expense):
Interest income	—	13	—	31
Interest expense	(391)	(8)	(794)	(17)
Other income (expense)	471	(16)	475	(13)

Total other income (expense)	80	(11)	(319)	1

Net loss	(2,341)	(5,295)	(6,616)	(11,865)

Accretion of deferred financing costs on redeemable convertible preferred stock	(7)	(7)	(15)	(14)

Net loss attributable to common stockholders	$(2,348)	$(5,302)	$(6,631)	$(11,879)

Net loss per share, basic and diluted	$(2.69)	$(7.49)	$(7.74)	$(17.27)

Weighted-average shares outstanding, basic and diluted	872	708	857	688

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	June 30, 2010	Pro Forma June 30, 2010[1]	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$10,391	$56,041	$18,259
Accounts receivable	1,840		689
Prepaid expenses and other current assets	343		468

Total current assets	12,574		19,416
Property and equipment, net	551		494
Deferred IPO financing costs	2,280		1,378
Other assets	225		90

Total assets	$15,630		$21,378

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$829		$608
Accrued liabilities and other	804		887
Current portion of capital lease obligation	6		69
Convertible notes payable	20,159	—	—

Total current liabilities	21,798		1,564
Deferred revenue	238		166
Preferred stock warrant liability	185	—	661
Convertible notes payable	—		19,402
Convertible preferred stock, $0.0001 par value: 1,676,453 shares authorized at June 30, 2010 and December 31, 2009; 1,454,545 shares issued and outstanding at June 30, 2010 and December 31, 2009; and liquidation preference of $800 at June 30, 2010 and December 31, 2009	729	—	729
Redeemable convertible preferred stock, $0.0001 par value: 101,168,185 shares authorized at June 30, 2010 and December 31, 2009; 66,863,641 shares issued and outstanding at June 30, 2010 and December 31, 2009; and liquidation preference of $50,500 at June 30, 2010 and December 31, 2009	50,368	—	50,353
Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 123,000,000 shares authorized at June 30, 2010 and December 31, 2009; 967,580 and 968,230 shares issued and outstanding at June 30, 2010 and December 31, 2009 and 23,554,592 shares issued and outstanding on a pro forma basis at June 30, 2010[1]	1	2	1
Additional paid-in capital	2,203	122,350	1,763
Accumulated deficit	(59,892)	(62,949)	(53,261)

Total stockholders’ equity (deficit)	(57,688)	59,403	(51,497)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$15,630		$21,378

1.	The Pro forma June 30, 2010 balance sheet data reflects the sale of 10,000,000 shares of common stock in our IPO, based on the IPO price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the conversion of all outstanding shares of our preferred stock into an aggregate of 7,943,959 shares of our common stock, the conversion of outstanding principal and accrued interest on the secured convertible notes that we issued in November 2009, a beneficial conversion charge related to such conversion, and the issuance of an aggregate of 4,643,227 shares of our common stock upon such conversion, based on the IPO price of $5.00 per share, and assuming the occurrence of the conversion on August 6, 2010, and the reclassification of the preferred stock warrant liability to additional paid-in-capital upon the conversion of the warrants to purchase preferred stock into warrants to purchase common stock, all assumed as of June 30, 2010.

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507

6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121	Tel:858-452-0370
www.triusrx.com	Fax:858-677-9975